Exhibit 23.1

CONSENT OF DELOITTE & TOUCHE LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 31, 2011, relating to the consolidated financial statements and financial statement schedules of Comverse Technology, Inc., and of our report dated May 31, 2011 relating to internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of Comverse Technology, Inc.’s internal control over financial reporting because of material weaknesses) appearing in the Annual Report on Form 10-K of Comverse Technology, Inc. for the year ended January 31, 2011.

/s/ DELOITTE & TOUCHE LLP

New York, New York

November 17, 2011